EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in Registration Statements No. 333-20549, No. 333-65459, No. 333-38568, No. 333-88836, and No. 333-107645 of Powerwave Technologies, Inc. on Form S-8, Registration Statements No. 333-81384, No. 333-107633, and No. 333-123246 of Powerwave Technologies, Inc. on Form S-3 and Registration Statement No. 333-112182 of Powerwave Technologies, Inc. on Form S-4 of our reports dated March 6, 2007, relating to the financial statements and financial statement schedule of Powerwave Technologies, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs referring to a restatement to report discontinued operations and a change in method of accounting for stock-based compensation during the year ended December 31, 2006), and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Powerwave Technologies, Inc. for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

Costa Mesa, California
March 6, 2007